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                                                                    EXHIBIT 16.1

                    [LETTERHEAD OF PRICEWATERHOUSECOOPERS]

May 14, 2001


Mr. Charles Aparicio
Magma Design Automation, Inc.
2 Results Way
Cupertino, CA 95014

Dear Mr. Aparicio:

We have read the disclosure under the section "Change in Accountants" on page 69 of Form S-1 dated May 14, 2001, of Magma Design Automation, Inc. and are in agreement with the statements contained in this disclosure under the section "Change in Accountants" on page 69 insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP